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                                                                    EXHIBIT 21.1


                         SUBSIDIARIES OF THE REGISTRANT


         Costilla Energy, Inc. has the following subsidiaries (as defined in Rule 405 of the Rules and Regulations promulgated under the Securities Act of 1933, as amended) as of March 15, 1998:

         Costilla Redeco Energy, L.L.C., a Texas limited liability company.

         Costilla Energy Pipeline Corporation, a Texas corporation.